Exhibit 99.2

GUESS?, INC. PROVIDES COVID-19 BUSINESS UPDATE
LOS ANGELES, March 16, 2020 - Guess?, Inc. (NYSE: GES) announced today that, after careful consideration for its customers, store associates and communities, it will temporarily close all of its retail stores in the United States and Canada from March 17 through March 27 as a result of the COVID-19 outbreak. All retail associates at these locations will continue to receive full pay and benefits for their scheduled shifts during this temporary closure.
The closures follow similar temporary closures of Guess-operated stores that are currently in place in a number of countries in Europe. In Asia, where store closures related to COVID-19 began, most of the Guess-operated stores have reopened.
During this time, customers can continue to shop online through the Guess, Marciano, Guess Factory and gbyguess websites.
The Company has been following guidance from local government and health organizations, including encouraging all associates in the corporate office to work remotely.
Carlos Alberini, Chief Executive Officer, stated “During these extraordinary times, the health, safety and well-being of the Guess community is our most important priority. With that in mind, we will continue to remain flexible in order to adapt to this rapidly changing and unprecedented situation. We are thankful to the entire Guess family for their dedication and are confident that we will get through this together. We urge everyone to stay safe and look forward to coming together again soon.”
About Guess?
Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of February 1, 2020, the Company directly operated 1,169 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 560 additional retail stores worldwide. As of February 1, 2020, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.
Forward Looking Statements
Certain statements included in this release, including statements concerning store closures and future actions in response to the coronavirus outbreak, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “could,” “will,” “should,” “believe,” “continue,” “plan” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic or political conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; the continuation or worsening of impacts related to the COVID-19 outbreak, including business, financial, human capital and other impacts to the Company and its partners; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; risks related to our convertible senior notes issued in April 2019, including our ability to settle the liability in cash; our ability to successfully or timely implement plans for cost reductions; our ability to effectively and efficiently manage the volume and costs associated with our European distribution centers without incurring shipment delays; our ability to attract and retain key personnel; obligations or changes in estimates arising from new or existing litigation, tax and other regulatory proceedings; risks related to the complexity of the Tax Reform, future clarifications and legislative amendments thereto, as well as our ability to accurately interpret and predict its impact on our cash flows and financial condition; the risk of economic uncertainty associated with the transition period of the United Kingdom’s departure from the European Union (“Brexit”) or any other similar referendums that may be held; the occurrence of unforeseen epidemics, such as the COVID-19 outbreak; other catastrophic events; changes in U.S. or foreign tax or tariff policy, including changes to tariffs on imports into the U.S.; accounting adjustments to our unaudited financial statements identified during the completion of our annual independent audit of financial statements and financial controls or from subsequent events arising after issuance of this release; risk of future non-cash asset impairments, including goodwill, right-of-use lease assets and/or store asset impairments; restructuring charges; our ability to adapt to new regulatory compliance and disclosure obligations; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations (including global data privacy regulations); risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber-attacks and other cyber security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information technology systems; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global tax rates and economic and market conditions in the various countries in which we operate. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate, length and severity of the COVID-19 outbreak, and uncertainty surrounding potential changes in U.S. policies and regulations, including the upcoming U.S. election, may amplify many of these risks. Additional information with respect to known and unknown risks will also be set forth in the Company’s annual report on Form 10-K for the fiscal year ended February 1, 2020, which is expected to be filed with the Securities and Exchange Commission in the first quarter of fiscal 2021. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.